EXHIBIT 10.2

THE SECURITIES REPRESENTING MEMBERSHIP INTERESTS UNDER THIS LLC OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER SUCH LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SUCH LAWS.

OPERATING AGREEMENT

FOR

CHS/SRS, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

September 23, 2004

THE SECURITIES REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR THE LAWS OF ANY STATE.  THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY AND CONCURRED IN BY THE COMPANY’S COUNSEL, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR THE LAWS OF ANY STATE OR SUCH TRANSACTION COMPLIES WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT AND APPLICABLE STATE LAW.

CHS/SRS, LLC
OPERATING AGREEMENT

This Operating Agreement (“Agreement”) is entered into effective as of September 23, 2004, by and among COMING HOME STUDIOS, LLC (“CHS”) and SRS LABS, INC. (“SRS”) and any other parties who may from time to time execute this Agreement (collectively referred to as the “Members” or individually as an “Member”).

R E C I T A L S :

A.                                   WHEREAS, SRS is engaged, inter alia, in the development and provision of audio technology;

B.                                     WHEREAS CHS is engaged, inter alia, in the business of producing and exploiting the rights to the live taping of concerts, and, in connection therewith, has entered into the following agreements (the “Designated Contracts”) to produce, exploit and receive economic benefits from concert videos using SRS technology:

1.                                       Artist agreement between CHS and Duran Duran Ltd. dated March 1, 2004;

2.                                       Operating agreement between CHS and Duran Duran L & I dated as of May 8, 2004 relating to DD/CHS, LLC;

3.                                       Artist agreement between CHS and Godsmack Partnership dated March 18, 2004;

4.                                       Artist agreement between CHS and Gray Cat Records, Inc. dated as of April 11, 2003 and executed August 18, 2003;

5.                                       Operating Agreement dated as of June 4, 2003, between CHS and the Class B members of BS Concert Video LLC; and

6.                                       Unexecuted Distribution Agreement between CHS and Ideal Entertainment dated May 21, 2004 (collectively, the concert videos to be produced pursuant to the Designated Contracts and any related agreements will be referred to herein as the “Shows”).

C.                                     WHEREAS, CHS and SRS wish to enter into a strategic alliance to exploit ongoing co-promotional opportunities for their respective brands and products (the “Strategic Alliance”);

D.                                    WHEREAS, pursuant to an oral partnership agreement entered into between CHS and SRS (the “Initial Partnership”) in contemplation of establishing the Strategic Alliance and completing and distributing the Shows, SRS made a capital contribution to the Initial Partnership in the amount of $700,000 on July 9, 2004 (the “Initial SRS Contribution”);

E.                                      WHEREAS, in connection with the Strategic Alliance and the Initial Partnership, CHS and SRS wish to form a limited liability company (“CHS/SRS, LLC” or the “Company”) to complete and promote the Shows;

F.                                      WHEREAS, in addition to the Initial SRS Contribution, SRS wishes to contribute $1,100,000 in cash to the capital of CHS/SRS, LLC, and CHS wishes to contribute the Designated Contracts and all assets created in respect thereof or derived therefrom, including without limitation the Shows and the Proceeds (provided, however that CHS will retain legal title to the copyrights and masters in respect of the Shows), to the capital of CHS/SRS, LLC;

G.                                     WHEREAS, on June 18, 2004, CHS/SRS, LLC was formed as a limited liability company by the filing of Articles of Organization (the “Articles”) with the California Secretary of State; and

H.                                    WHEREAS, CHS and SRS wish to enter into this Agreement to convert the Initial Partnership into CHS/SRS, LLC and to govern the operations of the Company and document the rights and obligations of each Member with respect to the Company and the other Members.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties agree as follows:

A G R E E M E N T :

ARTICLE I

ORGANIZATIONAL MATTERS

1.1                                 Definitions; Formation and Purpose.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in Section 11.1 hereof.  The Members have formed a California limited liability company by filing the Articles with the California Secretary of State and have entered into this Agreement to define the rights and liabilities of the Members.  The purpose of the Company is to Complete and distribute the Shows, to receive and distribute the Proceeds and to engage in any such other lawful business as the Members deem appropriate or advisable.

1.2                                 Name and Term.  The name of the Company shall be “CHS/SRS, LLC”.  The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Members deem appropriate or advisable.  The term of this Agreement shall be coterminous with the existence (including any winding up activities) of the Company.

1.3                                 Office; Agent.  The Company shall maintain an office and registered agent in California, and may locate its principal office where the Manager (as defined in Section 4.1) may determine.  Other offices may also be established as needed within and without California.  The registered agent shall be as stated in the Articles or as otherwise determined by the Manager.

1.4                                 Continuation After Certain Events.  The Company shall not dissolve upon death, Disability, bankruptcy, retirement, resignation, expulsion or dissolution of any Member; by executing this Agreement, the Members agree that the business of the Company shall continue in any of such events.

ARTICLE II

CAPITAL CONTRIBUTIONS; USE OF PROCEEDS

2.1                                 Capital Contributions.  Each Member shall contribute the amount set forth on Exhibit A and the respective schedules thereto as such Member’s initial Capital Contribution.  The initial Capital Contributions shall be used to Complete the Shows pursuant to a Production Services Agreement to be entered between the Company and CHS on or about the date hereof. No Member shall be required to make any additional Capital Contributions, but additional Capital Contributions may be made upon written approval of the Members or as otherwise provided herein.  All Capital Contributions and Units, as set forth on Exhibit A and the respective schedules thereto, shall be adjusted as necessary and appropriate.

2.2                                 Cost to Complete the Shows.  If any additional capital (an “Additional Advance”) in excess of the SRS Capital Contribution is required by CHS to Complete the Shows, then the Manager will be responsible for contributing the additional capital needed or for arranging financing which is acceptable to both Members; provided, however, that (i) SRS will have the right (but not the obligation) to contribute one-half of any Additional Advance; and (ii) no Member’s ownership interest will be diluted in connection with any Additional Advance. If CHS is unable or unwilling to contribute its share of any Additional Advance, then SRS will also have the right (but not the obligation) to contribute all or any part of the needed Additional Advance. If the amount of the Additional Advance contributed by SRS exceeds the amount of the Additional Advance contributed by CHS, then SRS will be entitled to receive, from the first distributions of cash as provided in Section 7.4 below, an amount equal to 130% of the amount by which the cumulative Additional Advances made by SRS exceed the cumulative Additional Advances made by CHS.

2.3                                 Capital Accounts.  The Company shall establish and maintain in accordance with the Regulations, a capital account (the “Capital Account”) for each Member, which shall carry over to such Member’s transferee if transferred in accordance with this Agreement.  Interest shall not be payable on any Capital Account except as provided herein.

ARTICLE III

CLASSES OF MEMBERS, VOTING RIGHTS AND PUT RIGHTS

3.1                                 Members.  The names, addresses, and the number of Units of the Members are set forth on Exhibit A, attached hereto and made a part hereof.  Each Member, by executing this

Operating Agreement, represents that such Member is acquiring such Member’s Units for such Member’s own account and not with a view to or for sale in connection with any distribution of such Units.

3.2                                 Class of Membership Unit.  There shall initially be one class of membership interest:  Class A.

3.3                                 Units of Interest in the Company.  The Company shall issue one (1) unit of Class A membership interests to each of CHS and SRS.

3.4                                 Voting Rights of Classes.  Holders of Class A Units shall have one (1) vote for each Unit.

3.5                                 Additional Units.  The Company shall have the right to authorize and issue additional Units and warrants to purchase additional Units from time to time subject to the restrictions set forth in this Agreement.

3.6                                 Limited Liability.  Except as required under the Act or this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

3.7                                 Withdrawals.  The death, Disability, expulsion, bankruptcy or dissolution of a Member or the voluntary withdrawal or resignation by such Member from the Company shall be a “Withdrawal.”  Upon the Withdrawal of a Member, such Member shall become a holder of an Economic Interest only and shall thereafter be entitled only to the rights of a holder of an Economic Interest hereunder.  Upon the Withdrawal of a Member, the Company shall have the right to redeem such withdrawn Member’s Economic Interest for an amount equal to the fair market value of such withdrawn Member’s Interest.

3.8                                 Transactions With the Company.  Unless otherwise prohibited herein, a Member may lend money to and transact other business with the Company.  Each such Member shall have, in such capacity, the same rights and obligations with respect thereto as a Person who is not a Member.

3.9                                 Voting Rights.  The Company may take any of the following actions, but only upon the unanimous written approval of the Members:

(a)                                  Amend the Articles of Organization or this Agreement;

(b)                                 Select or remove a Manager, provided, however, that the Manager may be removed and a new Manager may be appointed without unanimous approval pursuant to Section 4.1 hereof;

(c)                                  Make any distribution of cash or other assets of the Company to any Member other than in accordance with this Agreement;

(d)                                 Make or modify any material decision or determination regarding accounting and tax matters;

(e)                                  Approve additional capital contributions, provided, however, that this section shall not require any vote to approve an Additional Advance by CHS or SRS pursuant to Section 2.2 hereof;

(f)                                    Admit a new Member;

(g)                                 Establish additional classes of Members;

(h)                                 Compromise an obligation of a Member or return money or property paid or distributed in violation of the Act;

(i)                                     Commit any act which would make it impossible to carry on the ordinary business of the Company;

(j)                                     Confess to any judgment against the Company;

(k)                                  Sell all or substantially all of the assets of the Company (unless pursuant to the Company’s duly authorized dissolution);

(l)                                     Merge the Company with another limited liability company, limited partnership, corporation, general partnership or other Person; provided, however, that no Member shall be subjected to an economic risk of loss in excess of its Capital Contribution, in any merger without its express written consent or unless each Member is granted dissenter’s rights as described in the Act;

(m)                               Modify or change the business of the Company from that set forth in Section 1.1;

(n)                                 Dissolve the Company; or

(o)                                 Undertake a reorganization of the Company as defined in California Corporations Code Section 17600.

3.10                           Meetings of Members.  Meetings of Members may be held at any date, time and place within or without California.  Meetings shall be held not less frequently than monthly.  At each such meeting, the Manager shall present a summary of the Company’s activities during the preceding month, including without limitation project status for the Completion and distribution of each Show.  Unless prohibited by the Act or the Articles, special meetings of the Members may be called by any Member owning more than fifteen percent (15%) of the Class A Units for the purpose of addressing any matters on which the Members may vote or any matters relevant to the financial condition or performance of the Company or the Shows.

3.11                           Percentage Interests.  The Percentage Interests of the Members shall be as stated on Exhibit A hereto.

ARTICLE IV

MANAGEMENT AND CONTROL OF THE COMPANY

4.1                                 Management of the Company by Manager; Removal.

(a)                                  Management of the Company by Manager.  Subject to the limitations set forth in this Agreement or the Act, the business and affairs of the Company shall be managed by or under the authority of the Manager, which shall initially be CHS.  The Manager shall have all of the rights and powers which may be possessed by a “manager” under the Act, and such rights and powers as are otherwise conferred by law or by this Agreement or are necessary to the management of the business and affairs of the Company.

(b)                                 Removal of Manager.  The Manager may be removed as provided in Section 3.9(b) and may be unilaterally and immediately removed by any Member for fraud, embezzlement, misappropriation of Company assets and for failure to make timely distributions to Members in accordance with Article VII of this Agreement.  Provided, however, that prior to removing the Manager for failure to make timely distributions to Members pursuant to Section 7.4 hereof, a Member must deliver written notice (the “Notice”) of such failure to the Manager at the address set forth in Section 11.16 below.  If the Manager does not cure such failure within forty-eight (48) hours of delivery of the Notice, the Manager shall be removed without further action by the Members and a replacement Manager may be appointed by the Member giving the Notice.

4.2                                 Performance of Duties.

(a)                                  The Manager shall perform its duties consistent with its obligations as set forth in Section 17153 of the Act.

(b)                                 The Manager will use its best efforts to, or will cause CHS to:

(i)                                     Complete the Shows;

(ii)                                  Deliver the Shows for distribution upon Completion and cause the Shows to be distributed;

(iii)                               Receive and account for Proceeds and make distributions to the Members in accordance with this Agreement;

(iv)                              Include SRS and CHS promotional materials, including without limitation logos and ad slicks, to be included in the packaging materials distributed with the Shows;

(v)                                 Maintain complete, timely and accurate accounting records and financial statements;

(vi)                              Ensure that all of CHS’s obligations under the Designated Contracts are performed; and

(vii)                           Maintain adequate insurance on all assets of the Company.

(c)                                  The Manager shall perform its managerial duties in good faith and in the best interests of the Company, and with such care including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.  If the Manager so performs, the Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct or a knowing violation of law by the Manager.

4.3                                 Additional Obligations of CHS.

(a)                                  Transfer of Assets.  CHS will transfer to the Company the Designated Contracts and all of its rights and interests thereunder, including without limitation the right to receive all Proceeds.  Such transfer shall not affect the rights of the respective counterparties under the Designated Contracts.  CHS will retain legal title to the copyrights to the Shows and the masters of the Shows (collectively, the “Retained Assets”) but will account for and contribute all Proceeds in respect thereof to the Company.  Notwithstanding the foregoing, nothing in this paragraph will require CHS to contribute to the Company any non-refundable cash advances received from distributors in respect of the Shows prior to the formation of the Company.

(b)                                 Proceeds.  CHS will contribute all gross Proceeds received by CHS to the Company not later than 30 days following CHS’s receipt thereof.  CHS will keep up-to-date accounting records in respect of the Proceeds, including without limitation distribution, accounting, inventory control and receivables.  Such accounting systems and records shall be made available for the Members or their professional advisors to review at any time.

(c)                                  Production Services Agreement.  CHS will enter into a Production Services Agreement (the “Production Services Agreement”) dated the date hereof with the Company to Complete, distribute and exploit the Shows and other assets in respect of the Designated Contracts.

(d)                                 Warrant.  On the date hereof, CHS and SRS will enter into a warrant purchase agreement (the “Warrant Agreement”) pursuant to which CHS will sell SRS a warrant to acquire ten percent (10%) of the equity of CHS on the terms and conditions set forth therein.

(e)                                  UCC Filings.  CHS hereby authorizes SRS to file on its behalf any authorized amendments to the applicable UCC-1 Financing Statement pursuant to that certain Amendment to Security Agreement dated on or about the date hereof among CHS, SBI Advisors, LLC and the other parties thereto.

4.4                                 Fees.

(a)                                  Management Fees.  As consideration for services provided to the Company, Manager shall be entitled to a management fee of 5% of all net revenues received from the exploitation of the Shows (the “Management Fee”); provided, however, that no Management Fee will accrue or be payable until all Additional Advances, if any, are repaid in full.  For purposes of calculating the Management Fee, net revenues shall be determined by deducting from gross revenues:  (i) any contracted sales management fees properly chargeable by third parties in connection with the Designated Contracts, provided that such fees were contracted prior to the formation of the Company; (ii) any participations paid or payable to the artists under the Designated Contracts or any agreement ancillary thereto (“Artists’ Participations”); (iii) all Company expenses, debt payments, capital improvements, replacements and contingencies; and (iv) any reserves established for any of the foregoing.  Management Fees payable hereunder shall accrue and be paid quarterly.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1                                 Representations and Warranties of CHS.  CHS hereby represents and warrants to SRS that:

(a)                                  CHS (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (d) is in compliance with all requirements of law applicable to the conduct of its business.

(b)                                 The description of the Designated Contracts and related assets set forth on Schedule 1 to Exhibit A hereto completely and accurately describes the Designated Contracts and all of CHS’s right, title and interest in and to the Designated Contracts and any related agreements, rights and understandings with respect thereto.

(c)                                  CHS is the owner of the assets set forth on Schedule 1 to Exhibit A and has contributed to the Company as the CHS Capital Contribution the Designated Contracts and all of its rights and interests thereunder, including without limitation the right to receive all Proceeds, free and clear of all liabilities, liens, security interests and encumbrances, and CHS has no additional rights or economic interests arising from or relating to the Designated Contracts or the Shows other than the Retained Assets.

(d)                                 CHS has the requisite legal capacity to own its assets, to borrow money, to execute and deliver this Agreement and all other documents, certificates and instruments related thereto, and to effect and carry out the transactions contemplated herein and therein.  This Agreement and each Designated Contract has been duly authorized and, when executed and delivered, will be a valid and legally binding instrument enforceable against CHS and/or the Company, as applicable, in accordance with its terms.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) will not (immediately or with the passage of time, or the giving of notice) violate (i) any law, order, rule or regulation or determination of an arbitrator, a court, or other governmental agency, applicable or binding upon CHS or any of the CHS’s property or as to which CHS or any of its property is subject; or (ii) any provision of any agreement, instrument, or undertaking to which CHS is a party or by which CHS or any of CHS’s property is bound and (b) will not result in the creation or imposition of any lien upon any of the property of CHS, other than those in favor of SRS.

(e)                                  No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other person or entity in connection with the execution, delivery and performance of this Agreement and the performance of any obligations contemplated hereby.

(f)                                    CHS is not subject to any contractual obligation restricting or limiting the ability of CHS to enter into and perform this Agreement.

(g)                                 All representations and warranties of CHS set forth in the Warrant Agreement and the Production Services Agreement are true and correct.

5.2                                 Representations and Warranties of SRS.  SRS hereby represents and warrants to SRS that:

(a)                                  SRS (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (d) is in compliance with all requirements of law applicable to the conduct of its business.

(b)                                 SRS has the requisite legal capacity to own its assets, to borrow money, to execute, deliver and this Agreement and all other documents, certificates and instruments related thereto, and to effect and carry out the transactions contemplated herein and therein.  This Agreement has been duly authorized and, when executed and delivered, will be a valid and legally binding instrument enforceable against SRS in accordance with its terms.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) will not (immediately or with the passage of time, or the giving of notice) violate (i) any law, order, rule or regulation or determination of an arbitrator, a court, or other governmental agency, applicable or binding upon SRS or any of the SRS’s property or as to which SRS or any of its property is subject; or (ii) any provision of any agreement, instrument, or undertaking to which SRS is a party or by which SRS or any of SRS’s property is bound and (b) will not result in the creation or imposition of any lien upon any of the property of SRS, other than those in favor of SRS.

(c)                                  No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other person or entity in connection with the execution, delivery and performance of this Agreement and the performance of any obligations contemplated hereby.

(d)                                 SRS is not subject to any contractual obligation restricting or limiting the ability of SRS to enter into and perform this Agreement.

ARTICLE VI

ACCOUNTING, RECORDS, REPORTING BY MEMBERS

6.1                                 Books and Records.

(a)                                  The Company will keep up-to-date accounting records, and the books and records of the Company shall reflect all Company transactions and shall be kept in accordance with generally accepted accounting principles.  In addition, the Manager shall maintain, keep current at all times, and reconcile on a monthly basis the Company’s general ledger, revenue accounting, royalty and distribution accounting, inventory control, receivables and payables ledgers and other supporting systems, ledgers and computations (including, but not limited to production cost amortization) supporting the financial statements, and shall properly maintain all underlying transaction documentation. Such accounting systems and records shall be made available for SRS and outside auditors to review at any time. All costs of such accounting reviews shall be borne by the Company.

(b)                                 The Company shall maintain all of the following:  a current list of the full name and last known business or residence address of each Member and owner of Economic Interest who is not a Member (an “Economic Interest Owner”), together with the Capital Contributions, Capital Account and number of Units of each Member and Economic Interest Owner; a copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed; copies of the Company’s federal, state, and local income/sales/use tax or information returns and reports, if any, for the three (3) most recent taxable years; a copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;  copies of the financial statements of the Company for the three (3) most recent Fiscal Years and such interim statements as the Company shall prepare from time to time for the stub period; and the Company’s books and records as they relate to the internal affairs of the Company for at least the current and past three (3) Fiscal Years.

6.2                                 Delivery to Members and Inspection.  Each Member and Economic Interest Owner has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member or Economic Interest Owner, to inspect and copy during normal business hours any of the Company records described in Section 6.1 and to obtain from the Company, promptly after their becoming available, a copy of the Company’s interim or audited annual financial statement and federal, state, and local income tax or information returns for each Fiscal Year.

6.3                                 Bank Accounts.  The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person, provided, however, that subject to the other terms and conditions of this Agreement, nothing in this paragraph shall prohibit the Company from paying such expenses as the Manager deems necessary or appropriate to Complete the Shows.

6.4                                 Accounting and Tax Matters.  All decisions as to accounting and tax matters shall be made by unanimous consent of the Members.  The Manager shall select a person to serve as the “Tax Matters Partner,” as defined in Code Section 6231, who shall represent the Company at the Company’s expense in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith.  The Tax Matters Partner shall oversee the Company tax affairs in the overall best interests of the Company.  If for any reason the Tax Matters Partner can no longer serve in that capacity, the Manager shall designate another person to be Tax Matters Partner.

ARTICLE VII

ALLOCATIONS AND DISTRIBUTIONS

7.1                                 Allocations of Net Profits.  After the special allocations set forth in Exhibit B have been given effect, Net Profits for any Fiscal Year shall be allocated as follows:

(a)                                  First, to each Member with a negative Capital Account, in accordance with such negative Capital Accounts until no Member has a negative Capital Account;

(b)                                 Second, to SRS in an amount necessary to cause its Capital Account to have a positive balance equal to its Unpaid Additional Advance;

(c)                                  Third, to each Member with Unreturned Target in excess of its Capital Account, in accordance with such excess until there are no such excesses (for purposes of this Section 7.1(c), the Capital Account of SRS shall be deemed to have been reduced by an amount equal to the Unpaid Additional Advance);

(d)                                 Fourth, when (i) CHS has a Capital Account at least equal to its Unreturned Target, and (ii) SRS has a Capital Account at least equal to the sum of its Unreturned Target and Unpaid Additional Advance, to the Members in order to make the excess of the Capital Account of CHS over the Unreturned Target of CHS equal to nine times the excess of the Capital Account of SRS over the sum of the Unpaid Additional Advance and the Unreturned Target of SRS; and

(e)                                  Thereafter, 90% to CHS and 10% to SRS.

7.2                                 Allocations of Net Losses.  After the special allocations set forth in Exhibit B have been given effect, Net Losses for any Fiscal Year shall be allocated to the Members as follows:

(a)                                  First, when each Member has a Capital Account at least equal to its Unreturned Target, to the Members in order to make the excess of the Capital Account of CHS over the Unreturned Target of CHS equal to nine times the excess of the Capital Account of SRS over the Unreturned Target of SRS (for purposes of this Section 7.2(a), the Capital Account of SRS shall be deemed to have been reduced by an amount equal to the Unpaid Additional Advance);

(b)                                 Second, to each Member with a Capital Account in excess of its Unreturned Target, in accordance with such excesses until there are no such excesses (for purposes of this Section 7.2(b), the Capital Account of SRS shall be deemed to have been reduced by an amount equal to the Unpaid Additional Advance);

(c)                                  Third, to the Members with positive Capital Accounts, in accordance with such positive Capital Accounts until no Member has a positive Capital Account (for purposes of this Section 7.2(c), the Capital Account of SRS shall be deemed to have been reduced by an amount equal to the Unpaid Additional Advance); and

(d)                                 Fourth, to SRS until the Capital Account of SRS is reduced to zero; and

(e)                                  Thereafter, to the Members in accordance with their Percentage Interests.

7.3                                 Additional Allocation Provisions.  The provisions of Exhibit B are hereby incorporated by reference.

7.4                                 Distributions.  Subject to applicable law and this Agreement, the Company shall make distributions of Net Cash to the Members not later than 15 days after the end of each fiscal quarter in the following order and priority:  (a) 100% to SRS to the extent of any Unpaid Additional Advances; (b) in accordance with their Percentage Interests until the Members have received cash distributions equal to 175% of their respective capital contributions (the “Repayment Amount”); and (c) 90% to CHS and 10% to SRS.

7.5                                 Restriction on Distributions.  No distribution shall be made if, (i) after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business or if the Company’s total assets would be less than the sum of its total liabilities or (ii) to the extent the distribution would result in a Member having a negative Capital Account immediately thereafter (unless such Member first executes a Capital Account deficit restoration agreement).  Distributions shall be made only to the Persons who are the holders of record of the Economic Interests on the actual date of distribution.  Neither the Company nor the Members shall incur any liability for making distributions in accordance with this Section 7.  A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money.  No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.  Except upon a dissolution and the winding up of the Company, no Member may be compelled to accept a distribution of any asset in kind.  Except for distributions made in violation of the Act or this Agreement, no Member or Economic Interest Owner shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company.  The amount of any distribution returned to the Company by a Member or Economic Interest Owner or paid by a Member or Economic Interest Owner for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Economic Interest Owner.

ARTICLE VIII

TRANSFER AND ASSIGNMENT OF INTERESTS

8.1                                 General.

(1)                                  Transfer.

(a)                                  As used in this Section 8, the term “Transfer” shall refer to any transfer, sale, assignment, exchange, hypothecation, encumbrance, alienation, or other disposition of any Membership Interest or Economic Interest and may be used herein as a noun or a verb.

(b)                                 No Membership Interest or Economic Interest may be Transferred except as provided in this Agreement.  Transfers in violation of this Section 8 shall only be effective to the extent set forth in Section 8.3.  Any Membership Interest or Economic Interest (or portion thereof) Transferred shall continue to be subject to the terms and provisions of this Agreement.

(c)                                  Furthermore, and in addition to other restrictions contained herein, no Member or Economic Interest Owner shall Transfer all or any part of its Membership Interest or Economic Interest without first complying with all applicable state and federal securities laws, or if the Membership Interest or Economic Interest to be Transferred, when added to the total of all other Membership Interests and Economic Interests Transferred in the preceding twelve (12) consecutive months prior thereto, would cause the termination of the Company under the Code.

(d)                                 Any permitted Transfer of all or any portion of a Membership Interest shall be effective as of the date immediately following the date upon which the requirements of this Agreement have been met.

(2)                                  Substitution of Members.  A transferee of a Membership Interest shall have the right to become a substitute Member only if the requirements of this Section 8 are met, the admission of such Person as a substitute Member is unanimously approved by the Members, such Person agrees to be bound by the terms of this Agreement, and such Person pays any reasonable expenses in connection with its admission as a substitute Member.  The admission of a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

(a)                                  No Effect to Transfers in Violation of Agreement.  Transfers in violation of Section 8 shall be null and void and the purported transferee shall not become either a Member or an Economic Interest Owner.  Upon any other Transfer of a Membership Interest in violation of this Section 8, the transferee shall have no rights to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member.  Such transferee shall only be entitled to become an Economic Interest Owner and thereafter shall only receive the share of the Company’s Net Profits, Net Losses and distributions of the Company’s assets to which the transferor of such Economic Interest would otherwise be entitled.  Upon any Transfer (whether arising out of an attempted charge upon that Member’s Economic Interest by judicial process, a foreclosure by a creditor of the Member or otherwise) of a Member’s Economic Interest which does not at the same time Transfer the balance of the rights associated with the Membership Interest Transferred by the Member (including, without limitation, the rights of the Member to vote or participate in the management of the business, property and affairs of the Company), the Company shall purchase from the Member, and the Member shall sell to the company for a purchase price of $200, all remaining rights and interests retained by the Member that immediately before the transfer, assignment, conveyance or sale were associated with the transferred Economic Interest.  Such purchase and sale shall not, however, result in the release of the Member from any liability to the Company as a Member.

(b)                                 Transferring Member’s Representations.  In the case of a Transfer of a Membership Interest, the Transferring Member or such Member’s duly authorized legal representative shall represent and warrant to the transferee(s) that (i) such Member owns the Membership Interest being Transferred beneficially, free and clear of all liens, charges, claims, equities, restrictions and encumbrances, and (ii) such Member has the full right, power and authority to sell, transfer and deliver to the transferee(s) such Membership Interest free and clear of all liens, charges, claims, equities, restrictions and encumbrances.

8.2                                 Assumption of Membership Obligations.  Upon the Transfer of all of the Membership Interest held by a Member in accordance with this Section 8, the remaining Members shall assume all of such Member’s Membership obligations and shall protect and indemnify such Member from any such obligations except as to those liabilities incurred as a result of such Member’s acting outside the scope of the Company activity.

8.3                                 Restriction on Transfer.  No Member shall Transfer, or otherwise dispose of any of this Membership Interest or any right or interest therein without obtaining the prior written consent of the Company and of all other Members.

Notwithstanding any provisions in this Agreement to the contrary, any Member may transfer his Membership Interest subject to this Agreement to any other Member of the Company.  Such transferee(s) shall hold the Membership Interest subject to all of the provisions of this Agreement.

ARTICLE IX.

DISSOLUTION AND WINDING UP

9.1                                 Dissolution.  The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

(1)                                  Upon the happening of any event of dissolution specified in the Articles;

(2)                                  Upon the entry of a decree of judicial dissolution pursuant to Section 17351 of the California Corporations Code;

(3)                                  Upon the vote of the Members holding a majority of the Units; or

(4)                                  The sale of all or substantially all of the assets of the Company.

As soon as possible following the occurrence of any of the foregoing events, the Manager (the “Responsible Party”), shall execute a Certificate of Dissolution in such form as shall be prescribed by the California Secretary of State and file the Certificate as required by the Act.

9.2                                 Winding Up.  Upon the occurrence of any event specified in Section 9.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors.  The responsible Party shall be responsible for overseeing the winding up the affairs and liquidation of the Company, shall take full account of the liabilities and assets of the Company, shall cause its assets to be sold to the extent necessary to satisfy the claims and creditors and shall distribute the remaining assets to the Members as provided below.  If assets are sold, they shall be sold as promptly as is consistent with obtaining the fair market value thereof and their proceeds applied and distributed as provided in this Section 9.  The Responsible Party shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company.  The Responsible Party shall be entitled to reasonable compensation for such services.

9.3                                 Order of Payment of Liabilities Upon Dissolution.  The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, has been adequately provided for if the payment has been provided for by either the assumption or guarantee thereof in good faith by one or more financially responsible Persons or the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Manager to be adequate at the time of any distribution of the assets pursuant to this Section; or deposit of the amount of the debt or liability as provided in Section 2008 of the California Corporation Code.  This Section 9.3 shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

9.4                                 Distribution to Members.  After the determination that all known debts and liabilities of the Company in the process of winding up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with the positive balances of the respective Capital Accounts of the Members.

9.5                                 Limitations on Payments Made in Dissolution.  Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely at the assets of the Company for the distributions provided herein and shall have no recourse for its Capital Contribution and/or share of Net Profits (upon dissolution or otherwise) against any other Member except as provided in this Section 9.

9.6                                 Certificate of Cancellation.  The Manager shall cause to be filed in the office of, and on a form prescribed by, the California Secretary of State, a Certificate of Cancellation of the Articles upon the completion of the winding up of the affairs of the Company.

ARTICLE X.  INDEMNIFICATION AND INSURANCE

10.1                           Indemnification of Agents.  The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person is or was a Member, Manager, officer, employee or other agent of the Company or that, being or having been such a Member, Manager, officer, employee or agent, such Person is or was serving at the request of the Company as a

Manager, director, officer, employee or other agent of another limited liability company, Company, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an “agent”), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.  The Manager shall be authorized, on behalf of the Company, to enter into indemnity agreements with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Manager deems prudent.

10.2                           Insurance.  The Company shall have the power to purchase and maintain insurance on behalf on any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 10.1 or under applicable law.  The Company shall at all times maintain adequate insurance in accordance with Section 4.2 of this Agreement.

ARTICLE XI.  DEFINITIONS; MISCELLANEOUS

11.1                           Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below.  Terms not defined in this Section 11.1 shall have the meanings set forth elsewhere in this Agreement.

(1)                                  “Act” shall mean the Beverly Killea Limited Liability Company Act, codified in the California Corporations Code, Section 17000 et seq., as the same may be amended from time to time.

(2)                                  “Affiliate” shall mean any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, in the immediately preceding sentence, means with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(3)                                  “Bankruptcy” shall mean: (a) the filing of an application by a Member for, or its consent to, the appointment of a trustee, receiver, or custodian of its other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of its inability to pay its debts as they become due.

(4)                                  “Capital Contribution” shall mean the aggregate fair market value of the cash and property (including promissory notes but less any liabilities secured by such contributed property that the Company assumes or takes subject to) contributed to the Company by Members.

(5)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations (as defined below).

(6)                                  “Complete” or “Completion” shall mean, with respect to any Show, delivery by CHS of an authored DVD master of the Show ready for replication and distribution, including without limitation video, sound track, graphics, packaging (including approved CHS and SRS ad slicks and promotional materials), artwork and screen capture, as applicable, in accordance with standard industry practices.

(7)                                  The “Disability” of a Member shall mean that a court of competent jurisdiction has adjudged which Member to be incompetent to manage such Member’s person or property.

(8)                                  “Economic Interest” shall mean a Member’s or Economic Interest Owner’s share of one or more of the Company’s Net Profits, Net Losses, and distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or except as provided in Section 17106 of the California Corporations Code, any right to information concerning the business and affairs of the Company.

(9)                                  “Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.

(10)                            “Member” shall mean each Person (said term to include all authorized legal representatives) who (a) is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with Section 8 and (b) has not resigned, withdrawn, been expelled or, if other than an individual, dissolved.

(11)                            “Membership Interest” shall mean the interest in the Company issued by the Company and owned by a Member.

(12)                            “Net Cash” shall mean the (i) gross cash proceeds received from the sale or exploitation of the Designated Contracts or any assets created in respect thereof, including without limitation the Shows, less the portion thereof used to pay or establish reserves for: any contracted sales management fees properly chargeable by third parties in connection with the designated contracts, provided that such fees were contracted prior to the formation of the Company, all Artists’ Participations, Management Fees, Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined subject to the limitations set forth in this Agreement; and (ii) net proceeds of capital transactions on refinancing transactions.

(13)                            “Net Profits” and “Net Losses” shall have the meanings of the terms “Net Profit” and “Net Loss,” respectively, as set forth in Exhibit B.

(14)                            “Person” shall mean any individual, partnership, limited partnership, joint venture, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

(15)                            “Proceeds” shall mean all monies, rights, property and any other economic benefit generated from the exploitation or sale of the Designated Contracts, the Shows, all copyrights and masters created in respect thereof or of any other asset created in respect of or derived from the foregoing.

(16)                            “Regulations” shall, unless the context clearly indicates otherwise, mean the regulations currently in force as final or temporary that have been issues by the U.S. Department of Treasury pursuant to its authority under the Code.

(17)                            “Repayment Amount” shall have the meaning set forth in Section 7.4.

(18)                            “Units” shall mean the units of Membership Interest held by a Member.

(19)                            “Unpaid Additional Advance” shall mean an amount equal to (i) 130% of the excess, if any, of the amount by which the cumulative Additional Advances made by SRS exceed the cumulative Additional Advances made by CHS, less (ii) all prior distributions to SRS pursuant to Section 7.4(a).

(20)                            “Unreturned Target” of a Member shall mean the excess, if any, of (a) 175% of the capital contribution of such Member over (b) the distributions to such Member pursuant to Section 7.4(a).

11.2                           Legends.  Each Member understands and agrees that the certificates (if any) evidencing the Membership Interest may bear the following or a substantially similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.

11.3                           Headings; Interpretation.  All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.  Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.  In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.  Any statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

11.4                           Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by arbitration in Los Angeles, California, by one (1) arbitrator (unless the parties mutually agree to accept multiple arbitrators) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The cost of any such arbitration shall be borne equally by the parties involved unless the arbitrator(s) deem such division of costs to be inequitable, in which event the arbitrator(s) may allocate the costs of arbitration among the parties thereto as they deem just and equitable under the circumstances.  The parties hereto specifically agree that the provisions of Section 1283.05 of the Code of Civil Procedure of the State of California are incorporated into, made a part of, and made applicable to any arbitration pursuant to this Section 11.4 where the aggregate amount in controversy exceeds Ten Thousand Dollars ($10,000), exclusive of costs, expenses and fees.

11.5                           Jurisdiction.  Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles, California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each Member further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 11.8, and that when so made shall be as if served upon it personally within California.

11.6                           Severability.  If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.  All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

11.7                           Additional Documents and Acts.  Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

11.8                           Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by overnight delivery service or sent by communication, addressed to the Members at the addresses specified for such Members in Exhibit A hereto or such other address such Member designate upon five (5) days notice (given in accordance with this Section).  Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if personally delivered or otherwise sent as provided above, on the date delivered or sent if sent by telecopy, and on the next business day after the date sent in all other cases.

11.9                           Reliance on Authority of Person Signing.  If a Member is not a natural Person, neither the Company nor any Member will be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

11.10                     No Interest in Company Property.  No Member or Economic Interest Owner has any interest in specific property of the Company.  Without limiting the foregoing, each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that he or she may have to maintain any action for partition with respect to the property of the Company.

11.11                     Attorney’s Fees.  In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.

11.12                     Time is of the Essence; Remedies Cumulative.  All dates and times in this Agreement are of the essence.  The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

11.13                     Public Disclosure; Confidentiality.  No Member will make any public statement, disclosure or communication regarding the Company, the relationship between the Members or otherwise without the other Member’s prior written consent; provided, however that this Section 11.14 shall not prohibit (i) bona fide marketing and promotional activities to promote the Company, its products and its Members; or (ii) any disclosure that may be required by applicable law.  CHS expressly acknowledges that SRS is a publicly traded company and is therefore subject to, among other things, certain accounting and disclosure obligations under applicable federal and state law.

11.14                     Binding Effect; Parting in Interest.  Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, Economic Interest Owner, and their respective successors and assigns.  Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

11.15                     Complete Agreement; Amendments.  This Agreement and the articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members or any of them.  To the extent that any provision of the Articles conflicts with any provision of this Agreement, the Articles shall control.  All amendments to this Agreement must be in writing and signed by all of the Members.  This

Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.16                     Notices.  All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

(a)                                  If to SRS, addressed to:

SRS Labs, Inc.
2909 Daimler Street
Santa Ana, California 92705

Attention:  Chief Legal Officer

Facsimile:  (949) 852-1099

With an additional copy to:

Paul, Hastings, Janofsky & Walker LLP
Seventeenth Floor
695 Town Center Drive
Costa Mesa, California  92626-1924
Attention:  John F. Della Grotta, Esq.
Facsimile:  (714) 979-1921

(b)                                 If to CHS or to the Manager, addressed to:

Coming Home Studios, LLC
6161 Santa Monica Boulevard, Suite 100
Los Angeles, California  90038
Attention: Daniel E. Catullo III

Manager

Facsimile:  (323) 467-6400

With an additional copy to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California  90067
Attn:  David L. Ficksman, Esq.
Facsimile:  (310) 282-2200

IN WITNESS WHEREOF, the undersigned, being all of the Members of CHS/SRS, LLC, a California limited liability company, have executed this Agreement, effective as of the day and year first herein written.

COMING HOME STUDIOS, LLC

By:	/S/ DANIEL E. CATULLO III
Daniel E. Catullo III

SRS LABS, INC.

By:	/S/ THOMAS C.K. YUEN
Its: Chairman and Chief Executive Officer

EXHIBIT A

CAPITAL CONTRIBUTION OF MEMBERS AND ADDRESSES OF MEMBERS

Member’s Name	Member’s Address	Capital Contribution	Number of Class A Units	Number of Class B Units	Percentage Interest	Initial Capital Account

Coming Home Studios, LLC	6161 Santa Monica Blvd., Suite 100 Los Angeles, CA 90038	SEE SCHEDULE 1: ASSETS & LIABILITIES CONTRIBUTED BY COMING HOME STUDIOS LLC	1		50%	$1,800,000

SRS Labs, Inc.	2909 Daimler Street Santa Ana, CA 92705	$1,800,000	1		50%	$1,800,000

		SEE SCHEDULE 2: ASSETS CONTRIBUTED BY SRS

Exhibit A

Schedule 1

Assets Contributed by Coming Home Studios LLC to CHS/SRS LLC

Coming Home Studios LLC will contribute the following assets to CHS/SRS LLC free and clear of any liens, security interests or other encumbrances:

(a)                                  (i)                                     The following agreements (collectively, the “Designated Contracts”) and all of Coming Home Studios LLC’s rights and economic interests thereunder, subject only to the rights of the respective counterparties thereto:

2.                                       Artist agreement between CHS and Duran Duran Ltd. dated March 1, 2004;

3.                                       Operating agreement between CHS and Duran Duran L & I dated as of May 8, 2004 relating to DD/CHS, LLC;

4.                                       Artist agreement between CHS and Godsmack Partnership dated March 18, 2004;

5.                                       Artist agreement between CHS and Gray Cat Records, Inc. dated as of April 11, 2003 and executed August 18, 2003;

6.                                       Operating Agreement dated as of June 4, 2003, between CHS and the Class B members of BS Concert Video LLC; and

7.                                       Unexecuted Distribution Agreement between CHS and Ideal Entertainment dated May 21, 2004;

provided, however, that Coming Home Studios LLC will retain the legal title to the copyrights to and the masters of the Shows, pursuant to the terms and conditions of the Operating Agreement between Coming Home Studios LLC and SRS Labs, Inc., and provided further that Coming Home Studios LLC’s transfer of its rights and interests under the Designated Contracts shall not affect  the rights under the Designated Contracts of the respective counterparties thereto

(ii)                                  All assets of any kind derived from or created in respect of or acquired in connection with the Designated Contracts, including without limitation all Accounts, Books, Deposit Accounts, Equipment, General Intangibles (including without limitation all copyright interests), Inventory, Investment Property, Negotiable Collateral, and Supporting Obligations (all as defined in Article 9 of the Uniform Commercial Code), present and future inventory and merchandise, all present and future goods held for sale or lease or to be furnished under a contract of service, all raw materials, work in process (including without limitation, Film Footage, audio, graphics screen capture and photographs) and finished goods, all packing materials, supplies and containers  relating to or used in connection with any of the foregoing, and all bills of lading, warehouse receipts or documents of title relating to any of the foregoing; and

(b)                                 all proceeds and products, whether tangible or intangible, of any of the foregoing, including, without limitation, the proceeds of insurance covering any or all of the foregoing, and any proceeds resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds and products thereof.  As used herein, “proceeds” means: whatever is acquired upon the sale, lease, license, exchange or other disposition of the foregoing assets; whatever is collected on, or distributed on account of the foregoing assets; and any rights arising out of the foregoing assets.

2

Exhibit A

Schedule 2

ASSETS CONTRIBUTED BY SRS LABS, INC.

Asset	Value

Initial SRS Capital Contribution	$700,000
Cash	$1,100,000

Total	$1,800,000

EXHIBIT B

Additional Allocation Provisions

Section 1.                                            Allocations.

1.1                                 Allocation of Income, Gain, Loss, and Deduction.  After making any special allocations pursuant to Sections 1.2, 1.3 and 1.4 of this Exhibit B, all items of income, gain, loss and deduction shall be allocated pursuant to Section 7 of this Agreement.

1.2                                 Special Allocations.  The following special allocations shall be made in the following order:

1.2.1                        Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 1, if there is a net decrease in minimum gain (“Company Minimum Gain”) during any Company taxable year, as determined under Treasury Regulations Section 1.704-2(d), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).  A Member is not subject to this minimum gain chargeback requirement to the extent (i) the Member’s share in the net decrease in Company Minimum Gain is caused by a guarantee, refinancing, or other change in the debt instrument causing it to become partially or wholly recourse or treated as a “Member Nonrecourse Debt” (having the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt”) made by such Member or a “Related Person” of such Member (within the meaning of Treasury Regulation Section 1.752-4(b)), and the Member bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the newly guaranteed, refinanced or otherwise changed liability, (ii) the Member contributes capital to the Company that is used to repay the nonrecourse liability, and the Member’s share of the net decrease in Company Minimum Gain results from such repayment, or (iii) the Company receives consent from the appropriate United States federal taxing authority to waive the minimum gain chargeback requirement of this Section 1.2.1 because such requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct this distortion.  This Section 1.2.1 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

1.2.2                        Member Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 1, if there is a net decrease in the minimum gain attributable to a Member Nonrecourse Debt (“Member Minimum Gain”) during any Company taxable year, as determined under Treasury Regulations Section 1.704-2(i), each Member who has a share of Member Minimum Gain attributable to a Member Nonrecourse Debt made by such Member or a Related Person of such Member to the Company, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member’s or Related Person’s Member Nonrecourse Debt, determined in accordance with Treasury Regulations

Section 1.704-2(i)(4) and (5).  The exceptions mentioned above in Section 1.2.1 of this Exhibit B in connection with the minimum gain chargeback shall similarly apply with respect to Member Nonrecourse Debt in appropriate circumstances.  This Section 1.2.2 is intended to comply with the minimum gain chargeback requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

1.2.3                        Qualified Income Offset.  No Member shall be allocated any item of loss or deduction to the extent such allocation would cause or increase a deficit balance in such Member’s Capital Account (in excess of any limited dollar amount of such deficit balance that such Member is obligated to restore or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) as of the end of the taxable year to which such allocation relates).  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such adjusted Capital Account deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 1.2.3 shall be made only if and to the extent that such Member would have a Capital Account deficit (determined after reducing such Member’s Capital Account for the items set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and after adjusting such Member’s Capital Account upward for any amounts such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) after all other allocations provided for in this Section 1 have been tentatively made as if this Section 1.2.3 were not in this Exhibit B.

1.2.4                        Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the amount such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 1.2.4 shall be made only if and to the extent that such Member would have a Capital Account deficit (determined after reducing such Member’s Capital Account for the items set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and after adjusting such Member’s Capital Account upward for any amounts such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) in excess of such amount after all other allocations provided for in this Section 1 have been tentatively made as if Section 1.2.3 of this Exhibit B and this Section 1.2.4 were not in this Exhibit B.

1.2.5                        Nonrecourse Deductions.  Nonrecourse Deductions shall be specially allocated to the Members in accordance with their respective Percentage Interests.  For this purpose, “Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(c), and the amount of Nonrecourse Deductions for a Company taxable year equals the net increase, if any, in the amount of Company Minimum Gain during such year, reduced (but not below zero) by the aggregate distributions made during the year of proceeds of any nonrecourse liability (as defined under Treasury Regulations Section 1.752-1(a)(2)) that are allocable to an increase in Company Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(h)).

2

1.2.6                        Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.  For this purpose, “Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2) for the phrase “partner nonrecourse deductions”, and for any Company taxable year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the net increase, if any, in the amount of Member Minimum Gain during such year, reduced (but not below zero) by proceeds of the Member Nonrecourse Debt distributed during the year to the Member bearing the economic risk of loss for such debt that are both attributable to the debt and allocable to an increase in the Member Minimum Gain.

1.2.7                        Section 754 Adjustments.  To the extent an adjustment to the adjusted basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(c) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

1.2.8                        Allocations Relating to Taxable Issuance of Company Interests.  Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of a Company interest by the Company to a Member (the “Issuance Items”) shall be allocated among Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Exhibit B to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuances Items had not been realized.

1.3                                 Curative Allocations.

1.3.1                        Regulatory Allocations.  The “Regulatory Allocations” consist of the “Basic Regulatory Allocations,” as defined in Section 1.3.2 of this Exhibit B, the “Nonrecourse Regulatory Allocations,” as defined in Section 1.3.3 of this Exhibit B, and the “Member Nonrecourse Regulatory Allocations,” as defined in Section 1.3.4 of this Exhibit B.

1.3.2                        Basic Regulatory Allocations.  The “Basic Regulatory Allocations” consist of allocations pursuant to Sections 1.2.3, 1.2.4, and 1.2.7 of this Exhibit B.  Notwithstanding any other provision of this Exhibit B, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of such other items and the Basic Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the basic Regulatory Allocations had not occurred.  For purposes of applying the foregoing sentence, allocations pursuant to this Section 1.3.2 shall be made only with respect to allocations pursuant to Section 1.2.7 hereof to the extent the Members reasonably determine that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

3

1.3.3                        Nonrecourse Regulatory Allocations.  The “Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 1.2.1 and 1.2.5 of this Exhibit B.  Notwithstanding any other provision of this Exhibit B, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of such items and the Nonrecourse Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Nonrecourse Regulatory Allocations had not occurred.  For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 1.3.3 shall be made prior to the Company taxable year during which there is a net decrease in Company Minimum Gain, and then only to the extent necessary to avoid any potential economic distortion caused by such net decrease in Company Minimum Gain, and (ii) allocations pursuant to this Section 1.3.3 shall be deferred with respect to allocations pursuant to Section 1.2.5 hereof to the extent the Members reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to Section 1.2.1 hereof.

1.3.4                        Member Nonrecourse Regulatory Allocations.  The “Member Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 1.2.2 and 1.2.6 of this Exhibit B. Notwithstanding any other provision of this Exhibit B, other than the Regulatory Allocations, the Member Nonrecourse Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of such items and the Member Nonrecourse Regulatory Allocations to each Members shall be equal to the net amount that would have been allocated to each such Member if the Member Nonrecourse Regulatory Allocations had not occurred.  For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 1.3.4 shall be made with respect to allocations pursuant to Section 1.2.6 relating to a particular Member Nonrecourse Debt prior to the Company taxable year during which there is a net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Member Minimum Gain, and (ii) allocations pursuant to this Section 1.3.4 shall be deferred with respect to allocations pursuant to Section 1.2.6 hereof relating to a particular Member Nonrecourse Debt to the extent the Members reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to Section 1.2.2 hereof.

1.3.5                        Member Discretion.  The Members shall have reasonable discretion, with respect to each Company taxable year, to (i) apply the provisions of Section 1.3.2, 1.3.3, and 1.3.4 of this Exhibit B in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to Sections 1.3.2, 1.3.3, and 1.3.4 of this Exhibit B among the Members in a manner that is likely to minimize such economic distortions.

1.4                                 Tax Allocations.  Section 704(c) of the Code.  In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder and Treasury Regulations Section 1.704-1(b)(4)(i), income, gain, loss and deduction (as computed for tax purposes) with respect to any property contributed to the capital of the Company or otherwise revalued on the books of the Company may, solely for tax purposes, be allocated among the Members to take into account any variation between the adjusted basis of such property to the Company for federal income tax

4

purposes and its fair market value as determined at the time of the contribution.  In addition, if any gain (as computed for tax purposes) on the sale or other disposition of Company property shall constitute recapture of depreciation under Sections 291, 1245 or 1250 of the Code or any similar provision, such gain shall (to the extent possible) be divided among the Members in proportion to the depreciation deductions previously claimed by them giving rise to such recapture; provided, however, that this sentence shall not affect the amount of gain otherwise allocable to a Member.

Section 2.  Net Profit and Net Loss.

Definition.  “Net Profit” and “Net Loss” of the Company means for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a).  For this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss, with the following adjustments:

(a)                                  Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

(b)                                 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profit or Net Loss, shall be subtracted from such taxable income or loss;

(c)                                  If property other than cash has been contributed to the Company or the Capital Accounts of the Members have been adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), depreciation, amortization, gain or loss with respect to assets of the Company may be computed in accordance with Section 1.4 hereof; and

(d)                                 Nonrecourse Deductions and Member Nonrecourse Deductions for any fiscal year, or any other allocation period, shall not be taken into account in computing Net Profit or Net Loss, but shall be separately allocated to the Members in accordance with Paragraph 1.2.5 and 1.2.6 hereof.

5